                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

     MOLICHEM ANNOUNCES THE COMPLETION OF A PHASE IB SAFETY STUDY IN CYSTIC
                             FIBROSIS PARTICIPANTS

Chapel Hill, N.C., April 11, 2002 - MoliChem Medicines Inc. (OTCBB: MLCM) announced today the completion of a Phase IB safety study of its lead product candidate, Moli1901, in 16 cystic fibrosis (CF) patients. CF is characterized by the chronic formation of mucus plugs in a patient's airways, caused by abnormal chloride and water transport. Moli1901 may normalize the mucus composition in the lung by activating an alternative chloride channel that is present in the airway epithelia of CF patients.

An initial study in CF patients found Moli1901 to be safe and well tolerated in nasal epithelium exposed to the drug. This Phase IB study, conducted at Children's Hospital Boston, Children's Hospital Columbus, and John Hopkins Children's Hospital, further supports the safety of Moli1901 administered by inhalation in CF patients with single doses in aerosol up to 2.5 mg. No significant airway irritation nor serious adverse events were reported in this study.

"These data will support additional studies to characterize the residence time of the drug in the lung and the duration of action of Moli1901 in the CF lung" said Luis Molina, Ph.D. President/CEO of MoliChem. "The successful completion of this clinical trial in CF patients is an important milestone as we progress to Phase II studies."

About MoliChem

MoliChem Medicines, Inc. is an early stage pharmaceutical company focused on the discovery, development, and marketing of products for the treatment of serious respiratory and related conditions. MoliChem's lead product, Moli1901, is currently in clinical trials in the United States for the treatment of cystic fibrosis. The company also has two free radical scavengers in pre-clinical development, including Moli56A and Moli56B, which are being evaluated as therapy to prevent toxic injuries to major organ systems. Additionally, MoliChem has a platform for discovery of stable polypeptides with a lead compound that has demonstrated activity against multiple drug resistant tuberculosis strains.

This press release might contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MoliChem's expectations and projections. Risks and uncertainties include success of clinical trials for MoliChem's products, intellectual property risks, need for additional financing or capital, ability to develop and successfully commercialize our products, ability to enter into licensing agreements, and the ability of the competition to render MoliChem's product candidates or technologies obsolete or noncompetitive. A further list and description of these risks, uncertainties, and other factors can be found in MoliChem's filings with the Securities and Exchange Commission. MoliChem assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:
Gilles Cloutier Ph.D. 919.960.0217
EMAIL:  Gilles@molichem.com